SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2007

(Exact name of registrant as specified in Charter)

Delaware	0-8092	94-1620407
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices)

650-212-2568
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K is filed as an amendment to the registrant’s Form 8-K filed on April 16, 2007.

Item 1.01  Entry into a Material Definitive Agreement.

On March 8, 2007, OXIS International, Inc. (the “Company”) and Mr. Guillen entered into a Confidential Separation Agreement (dated February 12, 2007), under which the Company agreed to pay Mr. Guillen the sum of $250,000 in monthly installments of $10,000 each, subject to standard payroll deductions and withholdings.

The Agreement also provides that in event that the Company obtains additional financing in the amount of $1 million or more after February 12, 2007, whether in one transaction or multiple transactions and whether in the form of debt or equity, or in the event of a change in control as defined in the employment agreement between the Company and Mr. Guillen, then no later than 10 days thereafter, the Company shall pay Mr. Guillen an amount equal to $10,833.33 multiplied by the number of months that he has been paid $10,000 toward the separation benefit (the “First Catch-Up Payment”), and thereafter will be paid $20,833.33 per month, provided that the total separation benefit, including any Catch-Up Payment shall not exceed $250,000. In the event that the total additional financing received after February 12, 2007 reaches $2 million or more, then no later than 10 days thereafter, the Company shall pay Mr. Guillen up to an additional $104,166.65 (the “Second Catch-Up Payment” representing amounts which might have been paid on the separation benefit prior to the execution of the Separation Agreement), provided that in no event shall the total amount of monthly payments toward the separation benefit and the First and Second Catch-Up Payments exceed the $250,000 total amount due as separation benefit.

The Company also agreed that Mr. Guillen’s stock options would immediately vest, and that to the extent the shares underlying such options are not registered, Mr. Guillen would be granted piggyback registration rights to cover these shares. Mr. Guillen would have the right to exercise his options until the later of the fifth anniversary of the date that the compensation committee of the Company approved Mr. Guillen’s stock options, or February 15, 2010. A copy of a registration rights agreement between the Company and Mr. Guillen regarding these securities is included as Exhibit 99.1 to this report.

We also agreed to pay Mr. Guillen’s health insurance premiums for the twelve-month separation period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

In exchange for these payments and benefits, Mr. Guillen and the Company agreed to mutually release all claims, dismiss all complaints as applicable, and neither party shall pursue any future claims regarding Mr. Guillen’s prior employment and compensation arrangements with the Company.

A copy of the separation agreement was included as Exhibit 10.43 to the Company’s annual report on Form 10-KSB for the year ended December 31, 2006.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 12, 2007, Mr. Steve Guillen resigned from the board of directors of OXIS International, Inc. (the “Company”). His resignation was pursuant to a separation agreement, described in Item 1.01 of this current report and incorporated by reference.

Other than as discussed in this current report, there were no disagreements between Mr. Guillen and any officer or director of the Company. The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Guillen and informed him that he may furnish the Company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the Company requests that he provide the respects in which he does not agree with the disclosures. The Company will undertake to file any letter received from Mr. Guillen, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

On April 17, 2007, the Company received written comments in a letter from Mr. Guillen regarding the disclosures made by the Company in its current report on Form 8-K filed on April 16, 2007. A copy of the letter is attached as Exhibit 99.1 to this amended current report on Form 8-K.

Item 9.01    Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Registration Rights Agreement between OXIS International, Inc. and Steve Guillen dated March 30, 2007

99.2	Letter from Mr. Guillen dated April 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

By:	/s/ Marvin S. Hausman
Marvin S. Hausman
Chief Executive Officer

Dated: May 3, 2007